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                                                                 EXHIBIT 10.57.3

                                    TERM NOTE

$7,100,000.00                                              Boston, Massachusetts
                                                               December 28, 1998

1.  PROMISE TO PAY.

FOR VALUE RECEIVED, GENZYME TRANSGENICS CORPORATION, a Massachusetts corporation, having an address at 5 Mountain Road, Framingham, Massachusetts 01701, ("Borrower") promises to pay to the order of FLEET NATIONAL BANK, a national banking association, having an address at One Federal Street, Boston, Massachusetts 02110 ("Lender"), the principal sum of SEVEN MILLION ONE HUNDRED THOUSAND DOLLARS ($7,100,000.00), or so much thereof as may be advanced as Term Loans from time to time under the Credit Agreement, defined below, with interest thereon, or on the amount thereof from time to time outstanding, to be computed, as hereinafter provided, on each advance from the date of its disbursement until such principal sum shall be fully paid. Interest and principal shall be payable as set forth in Section 4 below. The total principal sum, or the amount thereof outstanding, together with any accrued but unpaid interest, shall be due and payable in full on December 28, 2001 ("Maturity Date").

2.  CREDIT AGREEMENT.

This Note is issued pursuant to the terms, provisions and conditions of a certain Credit Agreement between Borrower and Lender dated as of the date hereof (the "Credit Agreement"), as amended from time to time, and evidences the Term Loans made pursuant thereto. Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Credit Agreement.

3.  INTEREST RATES.

    3.1. BORROWER'S OPTIONS. Principal amounts outstanding hereunder shall bear interest at the following rates, at Borrower's selection, subject to the conditions and limitations provided for in this Note:
            (i) Variable Rate or (ii) Libo Rate.

            3.1.1. SELECTION TO BE MADE. Borrower shall select, and thereafter may change the selection of, the applicable interest rate, from the alternatives otherwise provided for in this Note, by giving Lender a Notice of Rate Selection: (i) prior to the end of each Interest Period applicable to a Libor Advance, or (iii) on any Business Day on which Borrower desires to convert an outstanding Variable Rate Advance to a Libor Advance.

            3.1.2. NOTICE. A "Notice of Rate Selection" shall be a written notice, given by cable, tested telex, telecopier (with authorized signature), or by telephone

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                    if immediately confirmed by such a written notice, from an
                    Authorized Representative of Borrower which: (i) is irrevocable with respect to the interest rate, amount, and Interest Period selected; (ii) is received by Lender not later than 10:00 o'clock A.M. Eastern Time: (a) if a Libo Rate is selected, at least three (3) Business Days prior to the first day of the Interest Period to which such selection is to apply, (b) if a Variable Rate is selected, on the first day to which it applies; and (iii) as to each selected interest rate option, sets forth the aggregate principal amount(s) to which such interest rate option(s) shall apply and the Interest Period(s) applicable to each Libor Advance.

            3.1.3. IF NO NOTICE. If Borrower fails to select an interest rate option in accordance with the foregoing prior to the last day of the applicable Interest Period of an outstanding Libor Advance, on the last day of the applicable Interest Period all outstanding principal amounts shall be deemed converted to a Variable Rate Advance.

    3.2. TELEPHONIC NOTICE. Without in any way limiting Borrower's obligation to confirm in writing any telephonic notice, Lender may act without liability upon the basis of telephonic notice believed by Lender in good faith to be from Borrower prior to receipt of written confirmation. In each case Borrower hereby waives the right to dispute Lender's record of the terms of such telephonic Notice of Rate Selection in the absence of manifest error.

    3.3. LIMITS ON OPTIONS. Each Libor Advance shall be in a minimum amount of $250,000. At no time shall there be outstanding a total of more than six (6) Libor Advances.

4.  PAYMENT OF INTEREST AND PRINCIPAL.

    4.1. PAYMENT AND CALCULATION OF INTEREST. All interest shall be: (a) payable in arrears (i) on the first day of each month (with respect to Variable Rate Advances) or (ii) on the last day of each Interest Period and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period (with respect to Libor Advances) until the principal together with all interest and other charges payable with respect to the Loan Advances shall be fully paid; and (b) calculated on the basis of a 360 day year and the actual number of days elapsed. Each change in the Prime Rate shall simultaneously change the Variable Rate payable under this Note. Interest at the Libo Rate shall be computed from and including the first day of the applicable Interest Period to, but excluding, the last day thereof.

    4.2. PRINCIPAL. (a) The principal amount of the Term Loan advanced on the Initial Borrowing Date shall be paid in twelve (12) quarterly installments commencing on March 31, 1999 of which the first eleven
            (11) installments shall be on the last

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

            day of each calendar quarter in the amount of FORTY-FIVE THOUSAND NINE HUNDRED AND 59/100 DOLLARS ($45,900.59) (each being one-fortieth of the amount of the first Term Loan) and the twelfth
            (12th) installment shall be on December 28, 2001 and shall be in the outstanding amount of such Term Loan.

    (b) Term Loans made after the Initial Borrowing Date and prior to or on December 31, 1999 shall be paid in eight (8) quarterly installments, the first seven (7) of which shall be on the last day of each calendar quarter commencing on March 31, 2000, with the first seven
            (7) of such installments to be equal to the quotient of (i) the aggregate principal amount of such Term Loans on December 31, 1999 divided by (ii) forty (40), and the eighth (8th) installment shall be on December 17, 2001 and shall be in the outstanding amount of such Term Loans.

    (c) Term Loans made on or after January 1, 2000 and prior to or on December 31, 2000 shall be paid in three (3) quarterly installments, the first two (2) of which shall be on the last day of each calendar quarter commencing on March 31, 2001, with the first two (2) of such installments to be equal to the quotient of (i) the aggregate principal amount of such Term Loans on December 31, 2000 divided by
            (ii) forty (40), and the third (3rd) installment shall be on December 28, 2001 and shall be in the outstanding amount of such Term Loans.

    4.3. PREPAYMENT. The Loan Advances or any portion thereof may be prepaid in full or in part at any time without premium or penalty with respect to Variable Rate Advances and, with respect to Libor Advances subject to a make-whole provision and upon payment of a Yield Maintenance Fee. Any partial prepayment of principal shall first be applied to any installment of principal then due and then be applied to the principal due in the reverse order of maturity, and no such partial prepayment shall relieve Borrower of the obligation to pay each subsequent installment of principal when due.

    4.4. MATURITY. At maturity all accrued interest, principal and other charges due with respect to the Loan Advances shall be due and payable in full and the principal balance and such other charges, but not unpaid interest, shall continue to bear interest at the default rate specified in the Credit Agreement until so paid.

    4.5. DEFAULT RATE; LATE CHARGES. Upon and during the continuance of an Event of Default at the election of the Lender, interest shall be payable on the unpaid principal balance from time to time outstanding at a rate per annum equal to the interest rate applicable hereunder plus four percent (4%), until fully paid. Any payment hereunder not paid within ten (10) days after the date such payment is due shall be subject to a late fee equal to five percent (5%) of the amount overdue.

    4.6. MAKE WHOLE PROVISION. Borrower shall pay to Lender, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the reasonable judgment of Lender (in the absence of

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            manifest error), compensate Lender for the loss, cost or expense which it may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of a Libor Advance on a date other than the last day of the applicable Interest Period of a Libor Advance, or (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any Libor Advance to a Variable Rate Advance on a date other than the last day of the applicable Interest Period. Such amounts payable by Borrower shall be equal to any administrative costs actually incurred plus, in any event, but without duplication, a Yield Maintenance Fee. The "Yield Maintenance Fee" shall be an amount equal to the product of: (a) the amount so prepaid or converted, as the case may be, multiplied by (b) the difference between the Libo Rate then in effect, or which would have been in effect (computed separately for each outstanding maturity or installment), and the Treasury Rate in effect on the date of the occurrence (computed separately for each outstanding maturity or installment), which product shall be multiplied by (c) a fraction, the numerator of which is the number of days from the date of occurrence to the last day of the applicable Interest Period (or, if applicable, each Interest Period) and the denominator of which is 360 days; HOWEVER, if or to the extent that the applicable Libo Rate for the applicable Interest Period (computed separately for each maturity or installment) is equal to or less than the Treasury Rate, no Yield Maintenance Fee shall be payable.

5.  CERTAIN DEFINITIONS AND PROVISIONS RELATING TO INTEREST RATE.

    5.1. ADJUSTED LIBO RATE. The term "Adjusted Libo Rate" means for each Interest Period the rate per annum obtained by dividing (i) the Applicable Libo Rate for such Interest Period, by (ii) a percentage equal to one hundred PERCENT (100%) minus the maximum reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirements (including, without limitation, any basic, supplemental, marginal and emergency reserve requirements) for Lender (or of any subsequent holder of this Note which is subject to such reserve requirements) in respect of liabilities or assets consisting of or including Eurocurrency liabilities (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the Interest Period.

    5.2. APPLICABLE LIBO RATE. The term "Applicable Libo Rate" means, with respect to each Interest Period, the rate of interest, expressed as an annual rate, equal to the simple average, rounded up to the nearest 1/32 of 1%, of the rates shown on the display referred to as the "Telerate Page 3750" (or any display substituted therefor) of the Dow Jones Telerate Service as being the respective rates at which deposits in Dollars would be offered by the principal London offices of each of the banks named thereon to major banks in the London interbank market at approximately 11:00 A.M. (London time) on the second London Banking Day

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            before the first day of such Interest Period for a period
            substantially coextensive with such Interest Period.

    5.3. APPLICABLE MARGIN. The "Applicable Margin" shall be determined based upon the financial position and results of the Guarantor based upon the financial statements and Compliance Certificates furnished by the Guarantor pursuant to the Guaranty. The term "Applicable Margin" means, for any period set forth below the percentage set forth below opposite such period:

                     PERIOD                         APPLICABLE MARGIN

                  Level I Period                        0.425%
                  Level II Period                       0.550%
                  Level II Period                       0.675%
                  Level IV Period                       0.925%

    5.4. BANKING DAY. The term "Banking Day" means a day on which banks are not required or authorized by law to close in the city in which Lender's principal office is situated.

    5.5. BUSINESS DAY; SAME CALENDAR MONTH. The term "Business Day" means any Banking Day and, if the applicable Business Day relates to the selection or determination of any Libo Rate, any London Banking Day. If any day on WHICH a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, unless, with respect to Libor Advances, the effect would be to make the payment due in the next calendar month, in which event such payment shall be due on the next preceding day which is a Business Day. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no "February 30th"), the payment shall be due on the last Business Day of the calendar month.

    5.6. CAPITAL EXPENDITURES. The term "Capital Expenditures" means, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made by the Guarantor or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

    5.7. CASH EQUIVALENTS. The term "Cash Equivalents" means any interest bearing investment of Guarantor and its wholly owned Subsidiaries which meets the definition of a "cash equivalent" under GAAP (i.e., purchased with a remaining maturity of 90 days or less). Such investments shall be at least investment grade (A1/P1 for commercial paper, BBB or better for bonds and similar investments).

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    5.8.    "CAPITAL LEASE OBLIGATIONS" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Guaranty, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

    5.9. CONSOLIDATED. The term "Consolidated" means, when used with reference to any term, that term as applied to the accounts of Guarantor and all of its Subsidiaries consolidated in accordance with GAAP.

    5.10. CONSOLIDATED EBITDA. The term "Consolidated EBITDA" means, for any period, the sum, for the Guarantor, of the following: (a) Consolidated Operating Income for such period PLUS (b) depreciation and amortization, but only to the extent deducted in determining Consolidated Operating Income for such period.

    5.11. CONSOLIDATED DEBT COVERAGE RATIO. The term "Consolidated Debt Coverage Ratio" means for the Guarantor, at any date, the ratio, for the Guarantor and its Consolidated Subsidiaries, of (a) the sum of
            (i) Unrestricted Cash on such date plus (ii) Marketable Investments on such date to (b) Consolidated Funded Debt on such date.

    5.12. CONSOLIDATED FIXED CHARGE COVERAGE RATIO. The term "Consolidated Fixed Charge Coverage Ratio" means for the Guarantor, for any period, the ratio of (a) the sum of (i) Consolidated EBITDA for such period LESS (ii) the aggregate amount of Capital Expenditures made during such period LESS (iii) the amount of the taxes paid during such period LESS (iv) the aggregate amount of all Dividend Payments made during such period to (b) all Interest expense for such period.

    5.13. CONSOLIDATED FUNDED DEBT. The term "Consolidated Funded Debt" means for the Guarantor, at any time, the outstanding balance of all Indebtedness in respect of borrowed money, Capital Leases, letters of credit and trade acceptances for the Guarantor and its Consolidated Subsidiaries.

    5.14. CONSOLIDATED NET INCOME. The term "Consolidated Net Income" shall mean, for any period, net income (or loss) for the Guarantor and its Consolidated Subsidiaries (determined in accordance with GAAP), PROVIDED HOWEVER, that Consolidated Net Income shall not include amounts included in computing net income (or loss) in respect of (a) the write-up of assets (other than Marketable Investments) after December 31, 1995 and (b) extraordinary and non-recurring gains or losses.

    5.15. CONSOLIDATED OPERATING INCOME. The term "Consolidated Operating Income" means for the Guarantor, for any period, the Consolidated Net Income of the Guarantor for such period, PROVIDED, HOWEVER, that, to the extent the following

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            items have been included in determining Consolidated Net Income, they shall NOT be considered in computing Consolidated Operating
            Income: provision for income taxes, interest expense, equity in the operating results of unconsolidated subsidiaries (including partnerships, joint ventures and Affiliates but only to the extent that such results represent noncash, nonoperating items) and other non-operating, non-cash items including, but not limited to, write-off of acquired technology or acquired, in-process research and development which, in accordance with GAAP, must be charged to income. Furthermore, all charges arising from the acquisition by Guarantor of Neozyme II Corporation and/or Deknatel Snowden Pencer, Inc. which are included in the determination of Consolidated Net Income for any period shall be excluded from the computation of Consolidated Operating Income whether such charges be of a cash or non-cash nature.

    5.16. DIVIDEND PAYMENT. The term "Dividend Payment" means dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of, or any partnership or other equity interest issued by, the Guarantor or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market or equity value of the Guarantor or any of its Subsidiaries), but excluding dividends payable solely in shares of common stock of the Guarantor.

    5.17. DOLLARS. The term "Dollars" or "$" means lawful money of the United States.

    5.18. EVENT OF DEFAULT. The term "Event of Default" has meaning given such term in the Credit Agreement.

    5.19. GUARANTEE. The term "Guarantee" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

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    5.20.   INDEBTEDNESS. The term "Indebtedness" means, for the Guarantor and its Consolidated Subsidiaries: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 120 days of the date the respective goods or services are delivered or rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person, contingent or otherwise, in respect of letters of credit, bankers' acceptances or similar instruments issued or accepted by banks and other financial institutions for account of such person; (e) Capital Lease Obligations of such Person; and (f) Guarantees by such Person of Indebtedness of others.

    5.21. INTEREST. The term "Interest" means, for any period, the sum, for the Guarantor and its Consolidated Subsidiaries, of the following:
            (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Leases) accrued or capitalized during such period (whether or not actually paid during such period); and (b) all other amounts that would be accrued or capitalized during such period as "interest expense" in accordance with GAAP.

    5.22.   INTEREST PERIOD.

            5.22.1. The term "Interest Period" means with respect to each Libor
                    Advance: a period of an integral multiple of one month, but no Interest Period shall be greater than three (3) months, subject to availability, as selected, or deemed selected, by Borrower at least three (3) Business Days prior to the end of the current Interest Period or the commencement of the next Interest Period. Each such Interest Period shall commence on the Business Day so selected, or deemed selected, by Borrower and shall end on the numerically corresponding day in the month in which the Interest Period ends; PROVIDED, HOWEVER: (i) if there is no such numerically corresponding day, such Interest Period shall end on the last Business Day of the applicable month, (ii) if the last day of such an Interest Period would otherwise occur on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; but (iii) if such extension would otherwise cause such last day to occur in a new calendar month, then such last day shall occur on the next preceding Business Day.

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            5.22.2. Intentionally omitted.

            5.22.3. No Interest Period may be selected which would end beyond the Maturity Date. If the last day of an Interest Period would otherwise occur on a day which is not a Business Day, such last day shall be extended to the next succeeding Business Day, except as provided above in clause (A) relative to a Libor Advance.

    5.23. LEVEL I PERIOD. The term "Level I Period" means any period (a) from and including the Business Day immediately following the Business Day on which a senior financial officer of the Guarantor shall have delivered to the Lender a Compliance Certificate, together with the related financial statements referred to in Section 4 of the Guaranty, demonstrating in reasonable detail that the Consolidated Debt Coverage Ratio, as of the last day of the fiscal quarter of the Guarantor most recently ended, is greater than or equal to 2.0 to
            1.0 or that the Consolidated Fixed Charge Coverage Ratio for such period was greater than 5.5 to 1.0, to but excluding the next succeeding Reporting Date and (b) during which no Event of Default shall have occurred and be continuing.

    5.24. LEVEL II PERIOD. The term "Level II Period" means any period, other than a Level I Period, (a) from and including the Business Day immediately following the Business Day on which a senior financial officer of the Guarantor shall have delivered to the Lender a Compliance Certificate, together with the related financial statements referred to in Section 4 of the Guaranty, demonstrating in reasonable detail that the Consolidated Debt Coverage Ratio, as of the last day of the fiscal quarter of the Guarantor most recently ended, is less than to 2.0 to 1.0 and greater than or equal to 1.0 to 1.0 or that the Consolidated Fixed Charge Coverage Ratio for such period was greater than or equal to 4.5 to 1.0 and less than or equal to 5.5 to 1.0, to but excluding the next succeeding Reporting Date and (b) during which no Event of Default shall have occurred and be continuing.

    5.25. LEVEL III PERIOD. The term "Level III Period" means any period, other than a Level I Period or Level II Period, (a) from and including the Business Day immediately following the Business Day on which a senior financial officer of the Guarantor shall have delivered to the Lender a Compliance Certificate, together with the related financial statements referred to in Section 4 of the Guaranty hereof, demonstrating in reasonable detail that the Consolidated Debt Coverage Ratio, as of the last day of the fiscal quarter of the Guarantor most recently ended, is less than to 1.0 to
            1.0 and that the Consolidated Fixed Charge Coverage Ratio for such period was greater than or equal to 3.5 to 1.0 and less than 4.5 to 1.0, to but excluding the next succeeding Reporting Date and (b) during which no Event of Default shall have occurred and be continuing.

    5.26. LEVEL IV PERIOD. The term "Level IV Period" means any period, other than a Level I Period, Level II Period or Level III Period.

    5.27. LIBOR ADVANCE. The term "Libor Advance" means any principal outstanding under this Note which pursuant to this Note bears interest at the Libo Rate.

    5.28. LIBO RATE. The term "Libo Rate" means the per annum rate equal to the Adjusted Libo Rate plus the Applicable Margin.

    5.29. LOAN ADVANCE. The term "Loan Advance" means any portion of principal outstanding under this Note.

    5.30. LONDON BANKING DAY. The term "London Banking Day" means any day on which dealings in deposits in Dollars are transacted in the London interbank market.

    5.31. MARKETABLE INVESTMENTS. The term "Marketable Investments" means any interest-bearing debt obligations owned by Guarantor and its wholly-owned Subsidiaries (excluding directors' qualifying shares and items included as Cash Equivalents) which meet the definition of marketable securities under GAAP. Such amounts shall exclude common or preferred stock. Such securities shall include obligations issued by the U.S. Treasury and other agencies of the U.S. government, corporate bonds, bank notes, mortgage and asset backed securities, finance company securities and auction rate preferred stocks. Such securities shall be rated investment grade (BBB or better for bonds or similar securities, A1/P1 for commercial paper and notes) and shall otherwise be reasonably liquid investments.

    5.32. MATURITY. The term "Maturity" means the Maturity Date, or, if earlier, the date of acceleration of the Loans under the Credit Agreement.

    5.33.   Intentionally omitted.

    5.34. PRIME RATE. The term "Prime Rate" means the per annum rate of interest so designated from time to time by Lender as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

    5.35. REPORTING DATE. The term "Reporting Date" means the first to occur of (i) the Business Day following the Business Day that the Lender receives a Compliance Certificate of the Guarantor providing the information required to determine whether a period is a Level I Period, Level II Period, Level III Period or Level IV Period and
            (ii) the first Business Day after the date on which the quarterly or annual financial statement and Compliance Certificate is required to be delivered to the Lender pursuant to Section 4(a) of the Guaranty.

    5.36. SUBSIDIARY. The term "Subsidiary" means any corporation, partnership trust or other organization, whether or not incorporated, the majority of the voting stock

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

            or voting rights of which is owned or controlled, directly or indirectly, by Guarantor.

    5.37. TREASURY RATE. The term "Treasury Rate" means, as of the date of any calculation or determination, the latest published rate for United States Treasury Notes or Bills (but the rate on Bills issued on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release H.15(519) of Selected Interest Rates in an amount which approximates (as reasonably determined by Lender) the amount (i) approximately comparable to the portion of the Loan Advance to which the Treasury Rate applies for the Interest Period, or (ii) in the case of a prepayment, the amount prepaid and with a maturity closest to the original maturity of the installment which is prepaid in whole or in part.

    5.38. UNRESTRICTED CASH. The term "Unrestricted Cash" means cash and Cash Equivalents of the Guarantor and its wholly owned Subsidiaries that are readily available to Guarantor and not subject to any limitation or restriction on their use by the Guarantor.

    5.39. VARIABLE RATE. The term "Variable Rate" means a per annum rate equal at all times to the Prime Rate, with changes therein to be effective simultaneously with any change in the Prime Rate.

    5.40. VARIABLE RATE ADVANCE. The term "Variable Rate Advance" means any principal amount outstanding under this Note which pursuant to this Note bears interest at the Variable Rate.

6.  ADDITIONAL PROVISIONS RELATED TO INTEREST RATE SELECTION.

    6.1. INCREASED COSTS. If, due to any one or more of: (i) the introduction of any applicable law or regulation or any change (other than any change by way of imposition or increase of reserve requirements already referred to in the definition of Libo Rate) in the interpretation or application by any authority charged with the interpretation or application thereof of any law or regulation; or
            (ii) the compliance with any guideline or request from any governmental central bank or other governmental authority (whether or not having the force of law), there shall be an increase in the cost to Lender of agreeing to make or making, funding or maintaining Libor Advances, including without limitation changes which affect or would affect the amount of capital or reserves required or expected to be maintained by Lender, with respect to all or any portion of the Loan Advances, or any corporation controlling Lender, on account thereof, then Borrower from time to time shall, upon written demand by Lender made within ninety (90) days of such increase in cost, pay Lender additional amounts sufficient to indemnify Lender against the increased cost. A certificate as to the amount of the increased

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

            cost and the reason therefor submitted to Borrower by Lender, in the absence of manifest error, shall be conclusive and binding for all purposes.

    6.2. ILLEGALITY. Notwithstanding any other provision of this Note, if the introduction of or change in or in the interpretation of any law, treaty, statute, regulation or interpretation thereof shall make it unlawful, or any central bank or government authority shall assert by directive, guideline or otherwise, that it is unlawful, for Lender to make or maintain Libor Advances or to continue to fund or maintain Libor Advances then, on written notice thereof and demand by Lender to Borrower, (a) the obligation of Lender to make Libor Advances and to convert or continue any Loan Advances as Libor Advances shall terminate and (b) Borrower shall convert all principal outstanding under this Note into Variable Rate Advances.

    6.3. ADDITIONAL LIBOR CONDITIONS. The selection by Borrower of a Libo Rate and the maintenance of Loan Advances at such rate shall be subject to the following additional terms and conditions:

            6.3.1. AVAILABILITY. If, before or after Borrower has selected to take or maintain a Libor Advance, Lender notifies Borrower that:

                    6.3.1.1. dollar deposits in the amount and for the maturity requested are not available to Lender in the London interbank market at the rate specified in the definition of LIBO Rate set forth above, or

                    6.3.1.2. reasonable means do not exist for Lender to determine the Libo Rate for the amounts and maturity requested,

then the principal which would have been a Libor Advance shall be a Variable Rate Advance.

            6.3.2. PAYMENTS NET OF TAXES. All payments and prepayments of principal and interest under this Note shall be made net of any taxes and costs resulting from having principal outstanding at or computed with reference to a Libo Rate. Without limiting the generality of the preceding obligation, illustrations of such taxes and costs are taxes, or the withholding of amounts for taxes, of any nature whatsoever including income, excise, interest equalization taxes (other than United States or state income taxes) as well as all levies, imposts, duties or fees whether now in existence or as the result of a change in or promulgation of any treaty, statute, regulation, or interpretation thereof or any directive guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or the time of payment of, such taxes and other amounts resulting therefrom.

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

    6.4. VARIABLE RATE ADVANCES. Each Variable Rate Advance shall continue as a Variable Rate Advance until the Maturity Date, unless sooner converted or prepaid, in whole or in part, to a Libor Rate Advance, subject to the limitations and conditions set forth in this Note.

    6.5. CONVERSION OF OTHER ADVANCES. At the end of each applicable Interest Period, the applicable Libor Advance shall be converted to a Variable Rate Advance unless Borrower selects another option in accordance with the provisions of this Note.

    6.6. CHANGE TO APPLICABLE MARGIN IF GUARANTOR CREDIT AGREEMENT IS REPLACED. In the event that the Credit Agreement, dated November 14, 1996, among the Guarantor, the Subsidiary Guarantors party thereto, the Lenders party thereto, Fleet National Bank, as administrative agent and The First National Bank of Boston, as documentation agent (the "Guarantor Credit Agreement") is terminated and replaced by an unsecured revolving credit facility in excess of $100,000,000 providing all or substantially all of the Guarantor's working capital financing requirements as determined by Lender in its reasonable discretion, the Applicable Margin as defined in Section
            5.3 hereof shall be adjusted to be five (5) basis points in excess of the applicable margin used in such replacement revolving credit facility for libor or eurodollar type borrowings (provided that the interest rates assigned to such libor or eurodollar type borrowings are determined by reference to the same market that is utilized in administering the Guarantor Credit Agreement) but if the Guarantor Credit Agreement is terminated and not so replaced the Applicable Margin as defined in Section 5.3 hereof shall remain in effect.

7.  ACCELERATION; EVENT OF DEFAULT.

At the option of the holder, this Note and the indebtedness evidenced hereby shall become immediately due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default, or other indulgence, upon the occurrence at any time of any Event of Default as defined in the Credit Agreement.

8.  CERTAIN WAIVERS, CONSENTS AND AGREEMENTS.

Each and every party liable hereon or for the indebtedness evidenced hereby whether as maker, endorser, guarantor, surety or otherwise hereby: (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the holder to any party now or hereafter liable hereunder or for the indebtedness evidenced hereby; (c) agrees to any substitution, exchange, release, surrender or other delivery of any security or collateral now or hereafter held hereunder or in connection with the Credit Agreement, or any of the other Loan Documents, and to the addition or release of any other party or person primarily or secondarily liable; (d) agrees that if any security or collateral given to secure this Note or the indebtedness evidenced hereby or to secure any of the obligations set forth or referred to in the Credit Agreement, or any of the other Loan Documents, shall be found to be unenforceable in full or to any extent, or if Lender or any other party shall fail to duly perfect or protect such collateral, the same shall not relieve or release any party liable hereon or thereon nor vitiate any other security or collateral given for any obligations evidenced hereby or thereby; (e) subject to the terms of the Credit Agreement, agrees to pay all costs and expenses incurred by Lender or any other holder of this Note in connection with the indebtedness evidenced hereby, including, without limitation, all attorneys' fees and costs, for the implementation of the Term Loans evidenced hereby, the collection of the indebtedness evidenced hereby and the enforcement of rights and remedies hereunder or under the other Loan Documents, whether or not suit is instituted; and (f) consents to all of the terms and conditions contained in this Note, the Credit Agreement, and all other instruments now or hereafter executed evidencing or governing all or any portion of the security or collateral for this Note and for such Credit Agreement, or any one or more of the other Loan Documents.

9.  DELAY NOT A BAR.

No delay or omission on the part of the holder in exercising any right hereunder or any right under any instrument or agreement now or hereafter executed in connection herewith, or any agreement or instrument which is given or may be given to secure the indebtedness evidenced hereby or by the Credit Agreement, or any other agreement now or hereafter executed in connection herewith or therewith shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion.

10. PARTIAL INVALIDITY.

The invalidity or unenforceability of any provision hereof, of the Credit Agreement, of the other Loan Documents, or of any other instrument, agreement or document now or hereafter executed in connection with the Credit Agreement made pursuant hereto and thereto shall not impair or vitiate any other provision of any of such instruments, agreements and documents, all of which provisions shall be enforceable to the fullest extent now or hereafter permitted by law.

11. COMPLIANCE WITH USURY LAWS.

All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, PROVIDED, HOWEVER, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if under or from any circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Lender.

12. WAIVER OF JURY TRIAL.

BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN ADVANCES.

13. NO ORAL CHANGE.

This Note and the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought. In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to amend, terminate, extend or otherwise modify this Note or any of the other Loan Documents.

14. RIGHTS OF THE HOLDER.

This Note and the rights and remedies provided for herein may be enforced by Lender or any subsequent holder hereof. Wherever the context permits each reference to the term "holder" herein shall mean and refer to Lender or the then subsequent holder of this Note.

15. SETOFF.

Borrower hereby grants to Lender a lien, security interest and right of set off as security for all liabilities and obligations to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Fleet Financial Group, Inc., or in transit to any of them. At any time upon and during the continuance of an Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE LENDER TO

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

EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDIT OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.


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


     IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date set forth above as a sealed instrument.

Witness:                                  GENZYME TRANSGENICS CORPORATION


/s/ Fredrick Stukle                       By:/s/ John B. Green
-----------------------------------          -----------------------------------
Witness                                      Name: John B. Green
                                             Title: Treasurer







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